SCHEDULE 14A
                                (Rule 14(a)-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement              [ ]  Confidential, for use of the
[X]  Definitive proxy statement                    Commission only (as permitted
[ ]  Definitive additional materials               by Rule 14a-6(e)(2))
[ ]  Soliciting material under Rule 14a-12


                             COX TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5)   Total fee paid:

--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount Previously Paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
                    ------------------------------------------------------

                             COX TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 30, 2002

TO THE SHAREHOLDERS:

     Notice is hereby given that the next annual meeting of shareholders of Cox Technologies, Inc. (the "Company") will be held at the Holiday Inn Airport, 2707 Little Rock Road, Charlotte, North Carolina on Friday, August 30, 2002, at 8:30 a.m. for the following purposes:

          1. To elect six directors, each to serve for a one-year term expiring in 2003 or until their successors are elected and qualified;

          2. To increase the number of shares available for issuance for the 2000 Stock Incentive Plan;

          3. To ratify the selection of Cherry, Bekaert & Holland, L.L.P. as independent public accountants for the Company for the fiscal year ending April 30, 2003; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed July 19, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the corporate office of the Company, 69 McAdenville Road, Belmont, North Carolina, during the ten (10) business days prior to the meeting.

                                        For the Board of Directors

                                        /s/ Dr. James L. Cox

                                        DR. JAMES L. COX
                                        CHAIRMAN, PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER
Dated: July 29, 2002

The form of proxy is enclosed to enable you to vote your shares at the meeting. You are urged to mark, sign, date and return the proxy promptly in the accompanying envelope. This is important whether you own few or many shares. Delay in returning your proxy may subject the Company to additional expense. Any person giving a proxy has the power to revoke it at any time prior to its exercise, and if you attend the meeting in person, you may withdraw your proxy and vote your shares in person if you so choose.

                             COX TECHNOLOGIES, INC.
                               69 McAdenville Road
                       Belmont, North Carolina 28012-2434

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cox Technologies, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Friday, August 30, 2002, at 8:30 a.m., and at any adjournment thereof. Unless the context requires otherwise, all references in this Proxy Statement to the Company refer to Cox Technologies, Inc. and its subsidiaries. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about July 29, 2002.

     Only shareholders of record at the close of business on July 19, 2002 are entitled to vote at the meeting. As of July 10, 2002, the Company had outstanding 25,848,082 shares of Common Stock, which shares constitute the only class of stock of the Company entitled to notice of, and to vote at, the meeting. As of the same date, the Company had approximately 2,061 shareholders of record.

HOW YOU CAN VOTE

     All proxies that are properly executed and received prior to the meeting will be voted at the meeting. If a shareholder specifies how the proxy is to be voted on any of the business to come before the meeting, the proxy will be voted in accordance with such specification. If no specification is made, the proxy will be voted for the election of directors and the approval of proposals two and three.

     Under rules followed by the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not yet received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. With respect to the other proposals presented to the shareholders, no broker may vote shares held for customers without specific instruction from such customers. A majority of the total outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

REVOCATION OF PROXIES

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked:

          * by filing with the Secretary of the Company an instrument of revocation;

          * by presenting at the meeting a duly executed proxy bearing a later date; or

          *    by attending the meeting and electing to vote in person.

REQUIRED VOTES

     Directors are elected by a plurality of the votes cast by the holders of the Common Stock of the Company at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. The affirmative vote of the holders of a majority of the shares present or represented by proxy is required for any other proposals to be taken at the meeting.

     The present officers and directors of the Company together are entitled to vote shares of the Company's Common Stock representing approximately 18.5% of the outstanding shares of voting stock. The present officers and directors have indicated their intent to vote in favor of the election of the nominees for director and in favor of the other proposals described in this Proxy Statement.

EXPENSE OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company, including expenses incurred in connection with preparing and mailing this Proxy Statement. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their name and will reimburse them for related expenses, including charges for forwarding proxy material to the beneficial owners of shares held in the name of a nominee. The Company may also retain the services of a proxy solicitation firm. The Company has not made any arrangements to do so as of the date of this Proxy Statement, and does not presently have estimates as to the cost of such services. The Company expects to solicit proxies primarily by mail, but certain officers and employees of the Company may also solicit in person, by telephone, telegram or other means without additional compensation for their services other than their regular salaries.

SHAREHOLDER PROPOSALS AND NOMINATIONS

     The 2003 Annual Meeting of Shareholders is tentatively scheduled to be held on August 29, 2003. Any shareholder desiring to have a proposal included in the Company's Proxy Statement for its 2003 Annual Meeting of Shareholders must deliver such proposal no later than May 31, 2003.

     The Board of Directors will consider nominees for the Board recommended by shareholders. Recommendations by shareholders must be forwarded to the Secretary of the Company and must identify the nominee by name and provide pertinent information concerning his or her background and experience. A shareholder recommendation must be received at least 90 days prior to the date of the Annual Meeting of Shareholders, which are held on the last Friday in August.

     Shareholders should send their proposals and names of proposed nominees to the attention of the Company's Secretary at the Company's corporate office, 69 McAdenville Road, Belmont, North Carolina 28012-2434.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     At the Annual Meeting of Shareholders, six directors are to be elected to serve until the Company's next Annual Meeting of Shareholders to be held in August 2003 or until their successors are elected and qualified. They are Dr. James L. Cox, Brian D. Fletcher, Dr. George M. Pigott, Kurt C. Reid, Ben R. Rudisill, II, and Robert D. Voigt. Each of the six nominees has consented to being named in the Proxy Statement and to serve if elected. If, prior to the annual meeting, any one of the nominees should become unable to serve, the proxies solicited hereby will be voted for such additional person as shall be designated by the Board of Directors. The Board of Directors recommends that the shareholders vote "FOR" the election of the following nominees.

     Set forth below is a table showing the names, ages, terms and positions of the six nominees for election.

                                 DIRECTOR     TERM
    NAME                  AGE     SINCE      EXPIRES          POSITION
    ----                  ---     -----      -------          --------
DR. JAMES L. COX           57      1995        2002      Chairman, President and
                                                         Chief Executive Officer
                                                         of the Company

BRIAN D. FLETCHER          40      2000        2002      Director and Chief
                                                         Operating Officer of
                                                         the Company

DR. GEORGE M. PIGOTT       73      1997        2002      Director


KURT C. REID               42      2000        2002      Director and Chief
                                                         Operating Officer of
                                                         the Company

BEN R. RUDISILL, II        59      2001        2002      Director

ROBERT D. VOIGT            51      2000        2002      Director

BIOGRAPHY OF DIRECTOR NOMINEES

DR. JAMES L. COX has served as President and Chief Executive Officer since November 1997. Dr. Cox served as President and Chief Operating Officer from August 1995 to November 1997. In November 1998, Dr. Cox was elected Chairman of the Board. Dr. Cox holds a Ph.D. from Stanford University and has held various teaching and research positions with Duke University, Stanford Research Institute and University of California, Santa Barbara.

BRIAN D. FLETCHER has been a Chief Operating Officer and a director of the Company since March 2000. Since 1995, Mr. Fletcher has been a private investor. Mr. Fletcher is a Managing Director of Technology Investors, LLC, a group that has provided financing for the Company. Mr. Fletcher earned his B.S. degree in Economics and Finance from Rockhurst College.

DR. GEORGE M. PIGOTT has been a director of the Company since November 1997. From 1963 to 1987, Dr. Pigott was Professor of Food Engineering; from 1987 to 1999, Professor and Director of the Institute for Food Science and Technology, School of Fisheries, College of Ocean and Fishery Sciences at the University of Washington. Dr. Pigott is also a director of Classic Seafoods, Inc.

KURT C. REID has been a Chief Operating Officer and a director of the Company since March 2000. Since 1995, Mr. Reid has been a private investor. Mr. Reid is a Managing Director of Technology Investors, LLC, a group that has provided financing for the Company. Mr. Reid earned his B.S. degree from Southern Illinois University at Carbondale.

BEN R. RUDISILL, II has been a director of the Company since May 2001. Since 1975, Mr. Rudisill has been President and Treasurer of Rudisill Enterprises, Inc., Gastonia, North Carolina, a beverage distributor and food broker. Mr. Rudisill is also a director of Citizens South Bank, where he is a member of the Compensation Committee.

ROBERT D. VOIGT has been a director of the Company since December 2000. Since 1995 until January 2002, Mr. Voigt has been Vice President of Public Service Company of North Carolina, Inc., Gastonia, North Carolina, an energy company. Mr. Voigt is also a director and Vice President of Frogmore Gardens, Inc., a retail establishment.

       COMMON STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is the number of shares of Common Stock of the Company owned by certain beneficial owners, the directors, the Chief Executive Officer, the other executive officers named in the Summary Compensation Table, and the directors and executive officers as a group, on July 10, 2002.

                                                                       Percent
                                                                         of
Name                                                    Shares (1)      Class
----                                                  -------------     -----
Dr. James L. Cox ..............................        7,698,108(2)     20.9%
Brian D. Fletcher .............................        3,837,983(3)     10.4%
Dr. George M. Pigott ..........................           17,300(4)       *
Kurt C. Reid ..................................        3,834,983(5)     10.4%
Ben R. Rudisill, II ...........................           15,000(6)       *
Robert D. Voigt ...............................           21,000(7)       *
Jack G. Mason .................................          220,000(8)       *
Technology Investors, LLC .....................        2,420,000(9)      6.2%
Vitsab, AG ....................................        3,124,835(10)     8.6%
Directors and executive officers
  as a group (10 persons) .....................       15,708,685(11)    42.7%

----------
* Indicates beneficial ownership of less than 1% of the shares of Common Stock of the Company outstanding on July 10, 2002.
(1)  Includes shares, if any, held by each person's spouse.
(2) Dr. Cox owns 3,280,279 shares directly, 1,005,829 shares are owned by a trust over which Dr. Cox has investment and voting power, and 12,000 shares held by parent. Includes a warrant to purchase 2,500,000 shares. Includes options to purchase 900,000 shares exercisable within 60 days of July 10, 2002.
(3) Mr. Fletcher owns 217,983 shares directly. Includes options to purchase 1,200,000 shares exercisable within 60 days of July 10, 2002. Includes 2,420,000 shares beneficially owned through Technology Investors, LLC.
(4) Dr. Pigott owns 2,300 shares directly. Includes options to purchase 15,000 shares exercisable within 60 days of July 10, 2002.
(5) Mr. Reid owns 214,983 shares directly. Includes options to purchase 1,200,000 shares exercisable within 60 days of July 10, 2002. Includes 2,420,000 shares beneficially owned through Technology Investors, LLC.
(6) Mr. Rudisill has options to purchase 15,000 shares exercisable within 60 days of July 10, 2002.
(7) Mr. Voigt owns 6,000 shares directly. Includes options to purchase 15,000 shares exercisable within 60 days of July 10, 2002.
(8) Mr. Mason owns 10,000 shares directly. Includes options to purchase 210,000 shares exercisable within 60 days of July 10, 2002.
(9) The address for Technology Investors, LLC is 191 Bridgeport Drive, Mooresville, North Carolina.
(10) The address for Vitsab, AG is Bulow Hubesvag 13A, SE-218 18 Malmo, Sweden. Does not include shares held in street name.
(11) Includes warrants and options to purchase 10,935,500 shares exercisable within 60 days of July 10, 2002.

                             THE BOARD OF DIRECTORS

     The business of the Company is managed under the direction of the Board of Directors. The Board meets regularly during the year to review the Company's operations, strategic and business plans, major capital appropriations and other significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action. Members of senior management attend Board meetings on an as needed basis to discuss the progress and plans relating to their areas of responsibility. During the fiscal year ended April 30, 2002, there were four meetings of the Board. Each incumbent director attended at least 75 percent of the aggregate of the number of board meetings.

     The Company has no nominating committee. Because of the number of matters requiring Board consideration and to make the most effective use of individual directors' capabilities, the Board has created a Compensation Committee and an Audit Committee. The Compensation Committee recommends to the Board the compensation of the executive and senior management of the Company that, in the judgment of such committee's members, should from time to time be fixed by the Board. The Compensation Committee also performs other such duties as are assigned to it by the Board. The Board has assigned to such committee the responsibility of administering the Company's stock option plans. None of the members of such committee may be employees of the Company. The current members of the Compensation Committee, which met two times during the fiscal year ended April 30, 2002, are Mr. Voigt (Chairman) and Mr. Rudisill. The Audit Committee has responsibility for considering the appointment of the independent auditors for the Company, reviewing with the auditors the plan and scope of the audit and audit fees and monitoring the adequacy of reporting and internal controls. None of the members of such committee may be employees of the Company. The current members of the Audit Committee, which met three times during the fiscal year ended April 30, 2002, are Mr. Rudisill (Chairman) and Mr. Voigt.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive annually 7,500 stock options priced at market value. During the fiscal year ended April 30, 2002, Dr. Pigott, Mr. Rudisill and Mr. Voigt each received 7,500 stock options. All directors are reimbursed in cash for their reasonable out-of-pocket expenses incurred in connection with their attendance at Board meetings. Directors who are employees of the Company do not receive compensation for service on the Board other than their compensation as employees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Company, the Company is not aware of any failure to file on a timely basis any Form 3, 4 or 5 during the fiscal year ended April 30, 2002, except as set forth in this paragraph. Each of Dr. Pigott, Mr. Rudisill and Mr. Voigt has not timely filed one report on Form 5.

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table below includes compensation paid by the Company for the Chief Executive Officer and all executive officers who received compensation in excess of $100,000. Compensation for services rendered for the fiscal years ended April 30, 2002, 2001 and 2000 for the Chief Executive Officer and Chief Financial Officer and Secretary as determined by total salary and bonus payments are shown.

             REPORT OF BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's Board of Directors approves all compensation decisions with regard to executive officers, including the Chief Executive Officer based on recommendation by the Compensation Committee. The Compensation Committee is responsible for the establishment and overall monitoring of all compensation programs for executives and senior management, as well as the stock option plans. The Company's compensation philosophy and executive compensation programs are discussed in this report.

     Executive Compensation Philosophy. In general, executive officers who are in a position to make a substantial contribution to the success and growth of the Company should have interests similar to those of the shareholders. Executive officers should be motivated by and benefit from increased shareholder value. Therefore, the Company believes that executive officers should hold a meaningful equity position in the Company through the purchase of Common Stock or the award of options to purchase Common Stock. The Company's Board of Directors believes that the executive compensation program must be competitive with those of other companies of comparable size and complexity in order to attract, retain and motivate talented individuals.

     Executive Compensation Program. The Company's compensation program has consisted of base salary and grants of options to purchase Common Stock.

     Base Salary. The Board of Directors generally reviews and determines the relative levels of base salary for all executive officers other than the Chief Executive Officer and the Chief Operating Officers on an annual basis. In determining the levels of base salary for an executive officer, except with respect to the Chief Executive Officer and the Chief Operating Officers, the Board of Directors considers relative levels of responsibility and individual and Company performance. With respect to the Chief Executive Officer and the Chief Operating Officers, the Compensation Committee determines the level of base salary, subject to approval by the Board of Directors. As the Company continues its growth, the Board of Directors will continue to review the base salary levels of executive management for appropriateness.

     Chief Executive Officer Compensation. Dr. Cox served as Chief Executive Officer for the fiscal year ended April 30, 2002. The Board of Directors determined Dr. Cox's base salary after evaluating a number of factors, including salaries of chief executive officers of companies of comparable size in the industry, his performance and the Company's performance in general. Dr. Cox's base salary for the fiscal year ended April 30, 2002 was $95,765.

     Dr. Cox's base salary and annual incentive award for future years will be determined by the Compensation Committee based upon such factors as the Compensation Committee deems to be appropriate.

                           SUMMARY COMPENSATION TABLE

                                                                Long Term
                                       Annual Compensation     Compensation
                                    -------------------------     Awards
                                    Fiscal                     ------------        All Other
Name and Principal Position          Year   Salary(1)   Bonus   Options (#)     Compensation (2)
---------------------------          ----   ---------   -----  ------------     ----------------
Dr. James L. Cox                     2002   $ 95,765    $  --      800,000           $  846
  Chairman, President and            2001    109,134       --    2,000,000            2,183
  Chief Executive Officer            2000    134,575       --           --            2,679

Jack G. Mason (3)                    2002    100,008       --      200,000              846
  Chief Financial Officer            2001     84,622       --      450,000            1,692
  and Secretary                      2000         --       --           --               --

----------
(1) For the years indicated, includes amounts contributed on a pre-tax basis to the Special Savings and Retirement Plan (the Company's 401(k) plan) by each of the named executive officers.
(2) For the years indicated, consists of contributions by the Company to the executive's account under the Company's tax-qualified Section 401-K retirement plan.
(3)  Mr. Mason was employed by the Company on July 1, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows stock options granted in the fiscal year ended April 30, 2002 to the Chief Executive Officer and Chief Financial Officer and Secretary.

                                             Individual Grants (1)
                          ----------------------------------------------------------
                                         % of
                                         Total                                          Grant
                           Number of    Options                                          Date
                          Securities    Granted                 Market                 Percent
                          Underlying      to        Exercise   Price on                 Value
                           Options     Employees    or Base    Date of                 (Black-
                           Granted     in Fiscal     Price      Grant     Expiration   Scholes)
Name                         (#)         Year        ($/Sh)     ($/Sh)       Date         (2)
----                      ----------   ---------   ---------  ---------   ----------  ----------
Dr. James L. Cox             30,000        1%         $.35       $.35      12/07/08    $ 10,483
                            770,000       21%         $.11       $.11      03/08/07      84,700
Jack G. Mason               200,000        6%         $.11       $.11      03/08/07      22,000

----------
(1) Options for Dr. Cox were granted on December 7, 2001 and March 8, 2002, and Mr. Mason on March 8, 2002 with exercise prices equal to the market price on the date of the grant. Options granted on December 7, 2001 for Dr. Cox become immediately vested as of the grant date.
(2) The values shown in this column have been calculated through standard application of the Black-Scholes pricing model. For Dr. Cox options granted on December 7, 2001, a discount rate of 4.8% and a volatility rate of 234.6% is assumed. For Dr. Cox and Mr. Mason options granted March 8, 2002, a discount rate of 5.1% and a volatility rate of 249.4% are assumed. The actual value an executive officer receives from a stock option is dependent on future market conditions, and there can be no assurance that the amount reflected as "Grant Date Present Value" is dependent on future market conditions, and there can be no assurance that the amounts reflected as "Grant Date Present Value" will actually be realized. In addition, the value shown does not take into account risk factors such as nontransferability and limits on exercise.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 2000 the Company entered into an agreement with Technology Investors, LLC ("TI") whereby TI purchased and the Company sold a 10% subordinated convertible promissory note due March 10, 2005 in the amount of $2,500,000 for cash. The principal amount of the note and interest accrued thereon are convertible, at the option of holder, into shares of the Company's Common Stock at a conversion price of $1.25 per share. At April 30, 2002, the principal and accrued interest of $3,025,000 would be convertible into 2,420,000 shares of the Company's Common Stock. Mr. Fletcher and Mr. Reid serve as the sole managers of TI and share voting and dispositions power with respect to the Common Stock issuable upon conversion of the note.

     During fiscal 2002, under various compensation agreements, Mr. Fletcher and Mr. Reid were each paid $75,000 of salary in shares of the Company's Common Stock at an average market price of $.35 per share and received $7,500 in cash compensation.

     In addition, Mr. Fletcher and Mr. Reid each received stock options to purchase 800,000 shares of the Company's Common Stock at an exercise price of $.11 per share for a period of up to seven years.

     On March 15, 2002, the Compensation Committee of the Board of Directors approved a compensation structure, effective March 1, 2002, whereby Mr. Fletcher and Mr. Reid will be compensated based on the actual monthly cash flow and quarterly net income generated by the Company. The maximum annual compensation will be capped at $210,000 each. During fiscal 2002, Mr. Fletcher and Mr. Reid were compensated $7,500 each under this structure.

                                PERFORMANCE GRAPH

     The line graph set forth below charts performance (on an annual basis) of an investment in the Company's Common Stock against each of the NASDAQ Composite Index and an SIC Code Index, in each case assuming an investment of $100 on April 30, 1997 through April 30, 2002. The following graph is presented pursuant to rules of the Securities and Exchange Commission. The stock price performance comparisons below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts. While total stockholder return is an important criterion of corporate performance, it is subject to the vagaries of the equity market, which affect common stock price performance. There can be no assurance that the Company's Common Stock price performance will continue into the future with the same or similar trends depicted in the graph below. As of April 30, 2002, the closing price of the Company's Common Stock was $.23. As of July 10, 2002, the closing price of the Company's Common Stock was $.12.


COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN graph appears here. Plot points are as follows:

                                          Cumulative Total Return
                            ----------------------------------------------------
                            4/30/97  4/30/98  4/30/99  4/30/00  4/30/01  4/30/02
                            -------  -------  -------  -------  -------  -------
Cox Technologies, Inc.        $100     $108     $161     $395     $ 79     $ 61
NASDAQ Composite Index        $100     $149     $196     $305     $170     $137
SIC Code Index                $100     $125     $126     $121     $131     $109

                                 PROPOSAL NO. 2
                    PROPOSAL TO INCREASE THE NUMBER OF SHARES
                        IN THE 2000 STOCK INCENTIVE PLAN

INTRODUCTION

     There will be presented to the annual meeting a proposal that the shareholders approve an increase in the number of shares available for issuance for the 2000 Stock Incentive Plan by 8,000,000 shares. The purpose of the 2000 Stock Incentive Plan is to further the long-term stability and financial success of the Company by attracting and retaining employees and consultants through the use of stock-based incentives, and to provide non-employee members of the Company's Board of Directors with an additional incentive to promote the success of the Company. Through July 10, 2002, the Company has granted 4,780,000 options to employees, 45,000 options to outside directors, 442,966 restricted shares to employees and 358,460 restricted shares to consultants out of the 2000 Stock Incentive Plan reserve. At July 10, 2002, there are 2,373,574 shares remaining for issuance out of the 2000 Stock Incentive Plan reserve.

ELIGIBILITY

     All present and future employees and consultants of the Company that the Compensation Committee determines to have contributed or who can be expected to contribute significantly to the Company will be eligible to receive incentive awards under the 2000 Stock Incentive Plan. Non-employee directors of the Company are eligible to receive nonqualified stock options under the Plan.

     The Compensation Committee has the power and complete discretion to select eligible employees and consultants to receive awards, and to determine the type, terms and conditions of the awards. The Compensation Committee may delegate to the Executive Committee of the Company's officers (or the President of the Company if the Executive Committee ceases to exist) the power to select which employees will receive awards, the type of awards, the time when awards are granted, the number of shares of Common Stock allocated to awards and the terms of awards, except to the extent that such a delegation would prevent compliance with applicable federal securities or tax laws, or other applicable laws or regulations. Action taken by the Executive Committee of the Company's officers (or the President) pursuant to such a delegation must be ratified by the Compensation Committee. The Company has not determined how many employees or consultants would currently be eligible to receive awards under the 2000 Stock Incentive Plan. The Company currently has three non-employee directors who would be eligible to receive nonqualified stock options, as described below.

AMOUNT OF STOCK AVAILABLE FOR AWARDS

     If the proposal to increase the number of shares available for issuance for the 2000 Stock Incentive Plan is approved, the number of shares of the Company's Common Stock for which incentive awards may be granted under the 2000 Stock Incentive Plan will be limited to 16,000,000, which is approximately 62% of the number of shares outstanding at July 10, 2002. This limit, the option exercise prices, the terms of incentive awards and the number of shares subject to outstanding options, will be appropriately adjusted by the Compensation Committee for stock dividends, stock splits, recapitalization, mergers, combinations of shares and other changes affecting the Company's Common Stock. Shares subject to options that expire or terminate without being exercised may again be subjected to incentive awards under the 2000 Stock Incentive Plan. Stock options, stock appreciation rights and restricted stock may be granted under the 2000 Stock Incentive Plan. No more than 800,000 shares of common stock may be allocated to the options or stock appreciation rights that are granted to any individual employee during any single taxable year of the Company.

     The table below presents the information related to the equity compensation plans that have been previously approved by shareholders and equity compensation plans not approved by shareholders, as of April 30, 2002.

                                                Number of
                                             securities to be       Weighted-average
                                               issued upon           exercise price        Number of securities
                                               exercise of           of outstanding      remaining available for
                                               outstanding              options,          future issuance under
                                            options, warrants         warrants and         equity compensation
                                                and rights               rights                   plans
                                                ----------               ------                   -----
Equity compensation plans
approved by security holders
(2000 Stock Incentive Plan)                      4,880,000               $.2022                 2,396,972

Equity compensation plans
not approved by security holders
(Non-Qualified Stock Option
Agreements)                                      6,652,500               $.6568                        --
                                               -----------               ------                ----------
Total                                           11,532,500               $.4644                 2,396,972
                                               ===========               ======                ==========

     The Company's Common Stock is listed on NASDAQ over-the-counter bulletin board. On July 10, 2002 the closing price of the Company's Common Stock was $.12.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The Compensation Committee may grant stock options to eligible employees and consultants, and establish the terms and conditions for exercising a stock option. Stock options may be either incentive stock options (which are subject to favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended) or non-qualified stock options (which are not subject to such treatment). Incentive stock options may be granted to employees. Stock appreciation rights may be granted with respect to all or any part of a stock option, and also are subject to terms and conditions set by the Compensation Committee. Stock appreciation rights may be granted in connection with a stock option or in a separate incentive award. Stock appreciation rights may only be granted to employees.

     The exercise price of a nonqualified stock option granted to an employee must be at least 85% of (i) the closing price of the Company's Common Stock on the date of determination if the stock is traded on a national securities exchange or quoted on the Nasdaq National Market, (ii) the average of the closing bid and asked prices per share for the Company's Common Stock on the date of determination if the stock is not listed on a national exchange or quoted on the Nasdaq National Market, or (iii) by the Committee in good faith if none of the above are applicable (the "Fair Market Value"). The exercise price of an incentive stock option must be at least 100% of the Fair Market Value (or 110% of Fair Market Value in the case of a grant to an employee who is a 10% shareholder of the Company). The value of incentive stock options that can be exercised by an employee in any calendar year is limited to $100,000.

     The Compensation Committee may grant a stock appreciation right in connection with all or any part of a stock option. A stock appreciation right entitles the employee to receive an amount equal to the excess of (i) the Fair

Market Value of the Common Stock covered by the stock appreciation right over
(ii) the price of the Common Stock on the date of the stock appreciation right was granted. The stock appreciation right can be paid in stock or cash, or both.

     The 2000 Stock Incentive Plan also provides that, subject to shareholder approval, each non-employee director of the Company will receive an option to purchase 7,500 shares on November 3, 2000 and an option to purchase 7,500 shares at each annual Board of Directors meeting thereafter. Each person who becomes a non-employee director after November 3, 2000 will receive a nonqualified option as of the date they become a director for a number of shares of Common Stock to be determined by the Board in its discretion. The exercise price of the options per share will be 100% of the Fair Market Value of the Common Stock.

     If an optionee ceases to serve as a director of the Company after the option becomes exercisable in whole or in part, the option will terminate ninety
(90) days after the date of termination of the director's service as a director, or on expiration of the option, whichever is earlier. However, an option transferred on account of a director's death may be exercised by the director's personal representative during the one year period following his or her death to the extent the option was exercisable as of the date of his or her death or on expiration of the option, whichever is earlier.

RESTRICTED STOCK

     The Compensation Committee may also grant shares of common stock that are subject to certain terms and conditions (the "Restricted Stock"). Employees who receive Restricted Stock may not sell or transfer the Restricted Stock until the restrictions have been met, and if the restrictions are not met, the Restricted Stock will be forfeited. Unless otherwise provided in the Restricted Stock Agreement, a stockholder's agreement or any other agreement, a holder of Restricted Stock will have all the rights of a Company shareholder holding the same class or series of common stock, including the right to vote the shares and the right to receive cash dividends and distributions.

FEDERAL INCOME TAX CONSEQUENCES

     A participant generally will not incur federal income tax when he or she is granted a nonqualified stock option, an incentive stock option or a stock appreciation right. Upon exercise of a nonqualified stock option or a stock appreciation right, the participant will be treated in most circumstances, as having received ordinary income equal to the difference between the fair market value of the common stock on the date of the exercise and the exercise price. This income is subject to income tax withholding by the Company. When a participant exercises an incentive stock option, he or she generally will not recognize taxable income, unless the participant is subject to the alternative minimum tax, subject to satisfying applicable holding period requirements.

     A participant will generally not incur federal income tax when he or she is granted restricted stock. When the restrictions imposed on the restricted stock lapse, the participant will be treated as having received ordinary income equal to the fair market value of the restricted stock on the date the restrictions lapsed. A participant may make a special election under the Code to be taxed on the fair market value of the restricted stock at the time the restricted stock is granted. If such an election is made, the participant generally will not be taxed when the restrictions on the restricted stock later lapse. Income recognized by a participant in connection with restricted stock is subject to income tax withholding by the Company.

     The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an award recognizes ordinary income. As stated above, this usually occurs upon exercise of nonqualified stock options and stock appreciation rights, and upon the lapse of restrictions on restricted stock. No deduction is allowed in connection with an incentive stock option unless the employee disposes of the common stock received upon exercise in violation of certain holding period requirements. There also may be circumstances when a deduction is not allowed for certain transfers of common stock or payments to participants upon the exercise of an award that has been accelerated as a result of a change of control.

     Section 162(m) of the Code imposes a $1,000,000 limit on the amount of the annual compensation deduction allowable to publicly-held company with respect to its CEO and each of its other four most highly compensated officers. An exception to this limit is provided for performance-based compensation if certain requirements are met. The 2000 Stock Incentive Plan permits the Compensation Committee to grant nonqualified stock options and stock appreciation rights that will qualify for this exception from the deduction limit, as will incentive stock options to the extent ordinary income is recognized under such options.

     This summary of federal income tax consequences of stock options, stock appreciation rights and restricted stock is not complete. State, local and federal income taxes may also be applicable to these transactions.

ADMINISTRATION

     The Compensation Committee will administer the 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan may be terminated, modified or amended by the shareholders of the Company. The Board of Directors may also terminate the 2000 Stock Incentive Plan or modify or amend it in certain respects as set forth in the 2000 Stock Incentive Plan. The plan will terminate automatically on November 1, 2010.

2000 STOCK INCENTIVE PLAN BENEFITS

                                 NUMBER OF SHARES     NUMBER OF SHARES
                                UNDERLYING INITIAL    UNDERLYING ANNUAL    EXERCISE PRICE PER
                                 AUTOMATIC OPTION     AUTOMATIC OPTION      SHARE OF OPTION
 NAME AND POSITION                     GRANT                GRANT              GRANT ($)
 -----------------                     -----                -----              ---------
Dr. George M. Pigott                     --                 7,500                 (1)

Mr. Ben R. Rudisill, II                  --                 7,500                 (1)

Mr. Robert D. Voigt                      --                 7,500                 (1)

Non-Employee Director Group              --                22,500                 (1)

(1) The exercise price will be the Fair Market Value of the Company's Common Stock on the date of grant of the option.

     The Board recommends a vote "FOR" Proposal No. 2.

                                 PROPOSAL NO. 3
                      RATIFICATION OF SELECTION OF AUDITORS

     The Board has selected Cherry, Bekaert & Holland, L.L.P. as independent public accountants to audit the accounts and financial statements of the Company for the fiscal year ending April 30, 2003. Cherry, Bekaert & Holland, L.L.P. has served in this capacity since 2001. It is expected that a representative of Cherry, Bekaert & Holland, L.L.P. will be present at the meeting, have an opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions. During the fiscal year ended April 30, 2002, the Company paid Cherry, Bekaert & Holland, L.L.P. audit fees of $46,880 and other fees of $22,650. The Audit Committee has determined that the provision of services included in other fees is compatible with maintaining the principal accountant's independence. Also, during the fiscal year ended April 30, 2002, the Company paid its previous independent public accountants, Bedinger & Company, other fees of $869.

                                 PROPOSAL NO. 4
                                  OTHER MATTERS

     The Board of the Company knows of no matters that will be presented for consideration at the annual meeting other than those set forth in this Proxy Statement. However, if any other matters shall come before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     We ask that you promptly execute the enclosed proxy and return it in the enclosed envelope that requires no postage if mailed in the United States.

                                        For the Board of Directors

                                        /s/ Dr. James L. Cox

                                        DR. JAMES L. COX
                                        Chairman, President and
                                        Chief Executive Officer
Dated: July 29, 2002

A COPY OF THE COMPANY'S LATEST ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, HAVE BEEN INCLUDED IN THIS MAILING. ADDITIONAL COPIES WILL BE PROVIDED WITHOUT CHARGE UPON WRITTEN REQUEST TO ROBERT L. THORNTON, CONTROLLER & ASSISTANT TREASURER, COX TECHNOLOGIES, INC., 69 McADENVILLE ROAD, BELMONT, NORTH CAROLINA 28012-2434.

                                   APPENDIX A

                             COX TECHNOLOGIES, INC.
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - AUGUST 30, 2002

     The undersigned hereby appoints JAMES L. COX and JACK G. MASON, with full power of substitution, attorneys and proxies to appear and vote, as indicated below, all of the shares of Common Stock of Cox Technologies, Inc. that the undersigned would be entitled to vote at the annual meeting of shareholders to be held on August 30, 2002 and at any and all adjournments thereof. The Board of Directors recommends a vote FOR the following items:

1. Election of Directors.

[ ] FOR the nominees   [ ] FOR the nominees listed   [ ] WITHHOLD AUTHORITY to
    listed below           below except as marked        vote for the nominees
                           to the contrary               listed below

(Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through the nominee's name in the list below.)

Dr. James L. Cox    Brian D. Fletcher       Dr. George M. Pigott
Kurt C. Reid        Ben R. Rudisill, II     Robert D. Voigt

2. Proposal to increase the number of shares in the 2000 Stock Incentive Plan;
                                             FOR        AGAINST          ABSTAIN

3. Proposal to ratify the selection of Cherry, Bekaert & Holland, L.L.P. as
   independent public accountants.           FOR        AGAINST          ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments
   thereof.                                  FOR        AGAINST          ABSTAIN

                  (continued and to be signed on reverse side)

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for Director and FOR Proposals 2, 3 and 4.

__________________________________________ Signed:__________________________
 Print Name

__________________________________________ Signed:__________________________
 Print Name
                                           Please sign exactly as your name
                                           appears hereon. If the holder is a
                                           corporation or partnership, please
                                           sign its name and add your own name
                                           and title. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please also give your full
                                           title. If shares are held jointly
                                           EACH holder must sign.

                                           Dated:__________________________

   IMPORTANT: Please mark, sign and date this proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States.